Exhibit 10.36

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT OF JOHN R. SPINA

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT OF JOHN R. SPINA (the “First Amendment”) is entered into this 11th day of July, 2003 (the “Effective Date”), by and between VendingData Corporation, a Nevada corporation (the “Company”) and John R. Spina (the “Employee”).

WHEREAS, the parties entered into an Employment Agreement dated February 24, 2003 (the “Agreement”); and

WHEREAS, Section 5.1(b) of the Agreement provides for the grant of Fifty Thousand (50,000) stock options to Employee at an exercise price of three dollars ($3.00) per share; and

WHEREAS, the parties desire to increase the number of stock options to be granted to Employee.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.     Acceleration of Stock Option Grant.  The stock options reflected in Section 5.1(b)(2) and (3) of the Agreement are hereby granted as of the Effective Date of this First Amendment and shall vest on the one year anniversary of the Agreement.

2.     Grant of Additional Stock Options.  As of the Effective Date, the Company hereby grants to Employee stock options to purchase Twenty-Five Thousand (25,000) shares (the “Shares”) of the Company’s common stock at two dollars and fifty cents ($2.50) per share.  The stock options shall vest on the second year anniversary of the Agreement, provided that the Employee is still employed with the Company.

3.     No Further Modifications.  Except as modified herein, the terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first above written.

VendingData Corporation

By:	/s/ STEVEN J. BLAD
Steven J. Blad
President and Chief Executive Officer

/s/ JOHN R. SPINA
John R. Spina